Exhibit 10.5

$10,000,000 SENIOR SECURED CREDIT FACILITY

EXPORT IMPORT BANK CREDIT AGREEMENT

dated as of October 29, 2012,

among

K2M HOLDINGS, INC.,

As a Guarantor,

THE OTHER GUARANTORS FROM TIME TO TIME PARTIES HERETO,

K2M, INC.,

as the Borrower,

THE SEVERAL EXIM LENDERS FROM TIME TO TIME PARTIES HERETO,

and

SILICON VALLEY BANK,

as Administrative Agent

-i-

(continued)

-ii-

(continued)

		Page
10.17	Treatment of Certain Information; Confidentiality	53
10.18	Automatic Debits	54
10.19	Patriot Act	54
10.20	Borrower Agreement; Cross-Collateralization; Cross-Default; Conflicts	54

-iii-

(continued)

SCHEDULES

Schedule 1.1A:	EXIM Commitments
Schedule 4.5(a):	Financing Statements and Other Filings

EXHIBITS

Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of EXIM Note
Exhibit C:	Form of Notice of Borrowing
Exhibits D-1 – D-4:	Forms of U.S. Tax Compliance Certificate
Exhibit E:	Form of Borrower Agreement
Exhibit F:	Form of Transaction Report

-iv-

EXPORT IMPORT BANK CREDIT AGREEMENT

THIS EXPORT IMPORT BANK CREDIT AGREEMENT (this “Agreement”), dated as of October 29, 2012, is entered into by and among K2M HOLDINGS, INC., a Delaware corporation (“Holdings”), K2M, INC., a Delaware corporation (the “Borrower”), the other Loan Parties from time to time parties to this Agreement, the several banks and other financial institutions or entities from time to time parties to this Agreement (each an “EXIM Lender” and, collectively, the “EXIM Lenders”), and SILICON VALLEY BANK (“SVB”), as administrative agent and collateral agent for the EXIM Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Loan Parties, the Administrative Agent and the EXIM Lenders are parties to that certain Credit Agreement of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Domestic Credit Agreement”), together with related documents executed in conjunction therewith (the “Domestic Loan Documents”);

WHEREAS, the Borrower desires to obtain financing for working capital financing to be guaranteed by EXIM Bank (as defined below);

WHEREAS, as a subfacility of the financing provided under the Domestic Loan Documents, the EXIM Lenders have agreed to extend a certain credit facility to the Borrower, upon the terms and conditions specified in this Agreement and the other Loan Documents, in an aggregate amount not to exceed $10,000,000, as further described herein;

WHEREAS, each Loan Party has agreed to secure all of its Obligations by granting to the Administrative Agent (and to the Security Trustee in the case of K2M UK Limited), for the ratable benefit of the Secured Parties, a first priority lien (subject only to (i) Liens expressly permitted pursuant to Section 7.3 of the Domestic Credit Agreement having priority by operation of law over the Liens of the Administrative Agent under the Loan Documents, and (ii) other than with respect to Export-Related Accounts Receivable, Export-Related Inventory, Export-Related General Intangibles and the Proceeds of the foregoing, Liens in favor of the Administrative Agent under the Domestic Loan Documents) on substantially all of its respective personal property assets;

WHEREAS, each of the Guarantors has agreed to guarantee the Obligations of the Borrower and to secure its respective Obligations in respect of such guarantee by granting to the Administrative Agent (and to the Security Trustee in the case of K2M UK Limited), for the ratable benefit of the Secured Parties, a first priority lien (subject only to (i) Liens expressly permitted pursuant to Section 7.3 of the Domestic Credit Agreement having priority by operation of law over the Liens of the Administrative Agent under the Loan Documents, and (ii) other than with respect to Export-Related Accounts Receivable, Export-Related Inventory, Export-Related General Intangibles and the Proceeds of the foregoing, Liens in favor of the Administrative Agent under the Domestic Loan Documents) on substantially all of its personal property assets; and

WHEREAS, each Loan Party, the Administrative Agent and the EXIM Lenders desire to enter into this Agreement to set forth their agreement with respect to a working capital facility to be guaranteed by EXIM Bank.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Domestic Credit Agreement or the Borrower Agreement, as applicable. In addition, as used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Administrative Agent”: SVB, as the administrative agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affected Lender”: as defined in Section 2.14.

“Aggregate Exposure”: with respect to any EXIM Lender at any time, the amount of such EXIM Lender’s EXIM Commitment then in effect or, if the EXIM Commitments have been terminated, the amount of such EXIM Lender’s EXIM Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any EXIM Lender at any time, the ratio (expressed as a percentage) of such EXIM Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all EXIM Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Approved Fund”: any Fund that is administered or managed by (a) an EXIM Lender, (b) an Affiliate of an EXIM Lender or (c) an entity or an Affiliate of an entity that administers or manages an EXIM Lender.

“Available EXIM Commitment”: at any time, an amount equal to (a) the lesser of (i) the aggregate EXIM Commitments of all EXIM Lenders in effect at such time and (ii) the Borrowing Base in effect at such time, minus (b) the aggregate principal balance of any EXIM Loans outstanding at such time.

“Benefitted Lender”: as defined in Section 10.7(a).

“Borrower”: as defined in the preamble hereto.

“Borrower Agreement”: as defined in Section 2.18.

“Borrowing Base”: as of any date of determination by the Administrative Agent, from time to time, an amount equal to the sum as of such date of up to (a) (i) 90% of the book value of Eligible Foreign Accounts (other than Eligible Alternate Currency Accounts except to the extent the Borrower maintains a Specified Swap Agreement which mitigates the risks of the Borrower with respect to the US Dollar currency exchange in connection with each such Eligible Alternate Currency Account and which is acceptable to the Administrative Agent in its discretion) as of such date, plus (ii) 70% of the book value of Eligible Alternate Currency Accounts (other than Eligible Alternate Currency Accounts described in clause (i) above) as of such date, plus (b) 70% of the Value of the Borrower’s Eligible Foreign Inventory as of such date (provided that availability under this clause (b) shall not exceed 60% of the Borrowing Base (without giving effect to the foregoing limitation)), less (c) in each case, the amount of any Reserves established by the Administrative Agent as of such date. Without duplication of any Reserves, the Administrative Agent may decrease the percentage advance rates set forth in the definition of Borrowing Base in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by the Administrative Agent, may adversely affect the Collateral.

“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant EXIM Lenders to make EXIM Loans hereunder.

“Buyer”: a Person that has entered into one or more Export Orders with the Borrower or is an obligor on an Account.

“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the EXIM Lenders or the Required Lenders.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. For the avoidance of doubt, no Excluded Asset (as such term is defined in the Guarantee and Collateral Agreement) shall constitute “Collateral.”

“Collateral-Related Expenses”: all costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and reimbursement for all other costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.

“Control Agreement”: any account control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary at which a Loan Party maintains a Securities Account, such Loan Party, and the Administrative Agent pursuant to which the Administrative Agent obtains control (within the meaning of the UCC or any other applicable law) over such Deposit Account or Securities Account.

“Country Limitation Schedule”: the schedule published from time to time by EXIM Bank and provided to the Borrower by the Administrative Agent which sets forth on a country by country basis whether and under what conditions EXIM Bank will provide coverage for the financing of export transactions to countries listed therein.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.15(b), any EXIM Lender that (a) has failed to (i) fund all or any portion of its EXIM Loans within two(2) Business Days of the date such EXIM Loans were required to be funded hereunder unless such EXIM Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such EXIM Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other EXIM Lender any other amount required to be paid by it hereunder within two(2) Business Days of the date when due, (b) has notified the Borrower or the Administrative

Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such EXIM Lender’s obligation to fund an EXIM Loan hereunder and states that such position is based on such EXIM Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such EXIM Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that an EXIM Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that EXIM Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such EXIM Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such EXIM Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such EXIM Lender. Any determination by the Administrative Agent that an EXIM Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such EXIM Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower and each EXIM Lender.

“Default Rate’’: as defined in Section 2.8(b).

“Deposit Account Control Agreement”: any Control Agreement entered into by the Administrative Agent, a Loan Party and a financial institution holding a Deposit Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Deposit Account.

“Domestic Credit Agreement”: has the meaning in the recitals hereto.

“Domestic Extensions of Credit”: means all “Revolving Extensions of Credit” as defined in the Domestic Credit Agreement.

“Domestic Loan Documents”: has the meaning in the recitals hereto.

“Eligible Alternate Currency Accounts”: Eligible Foreign Accounts payable in any currency other than Dollars.

“Eligible Foreign Accounts”: shall mean those Accounts which are due and payable arising from the sale of items which are due and payable to the Borrower in the United States which are acceptable to the Administrative Agent and which are deemed to be eligible pursuant to the Loan Documents, but in no event shall Eligible Foreign Accounts include any Account:

(a) that does not arise from the sale of Items in the ordinary course of the Borrower’s business;

(b) that is not subject to a valid, perfected, and enforceable first priority Lien in favor of the Administrative Agent;

(c) as to which any covenant, representation or warranty contained in the Loan Documents relating to such Account has been breached;

(d) that is not owned by the Borrower or is subject to any right, claim, or interest of another party other than the Lien in favor of the Administrative Agent;

(e) with respect to which an invoice has not been sent;

(f) generated by the sale or provision of defense articles or services, subject to exceptions approved in writing by EXIM Bank;

(g) that is due and payable from a military Buyer, subject to exceptions approved in writing by EXIM Bank;

(h) that is due and payable from a foreign Buyer located in a country with which EXIM Bank is legally prohibited from doing business as set forth in the current Country Limitation Schedule (it being understood and agreed that if the Borrower has knowledge that an export to a country in which EXIM Bank may do business, as set forth in the current Country Limitation Schedule, will be re-exported to a country with which EXIM Bank is legally prohibited from doing business, the corresponding receivables (or a pro-rata portion thereof) are not eligible to be financed under this Agreement);

(i) that does not comply with the requirements of the Country Limitation Schedule;

(j) that by its original terms is due and payable more than one-hundred-eighty (180) days from the date of invoice;

(k) that is not paid within sixty (60) calendar days from its original due date unless insured through EXIM Bank (or other acceptable) export credit insurance for comprehensive commercial and political risk, in which case ninety (90) calendar days shall apply;

(l) that arises from a sale of goods to or performance of services for an employee, stockholder, or subsidiary of the Borrower, intra-company receivables or any receivable from a stockholder, any person or entity with a controlling interest in the Borrower or which shares common controlling ownership with the Borrower;

(m) that is backed by a letter of credit where the Items covered by the subject letter of credit have not yet been shipped, or where the covered services have not yet provided;

(n) that the Administrative Agent or EXIM Bank, in its reasonable judgment, deem uncollectible or unacceptable; this category includes, but is not limited to, finance charges or late charges imposed on the foreign Buyer by the Borrower as a result of the foreign Buyer’s past due status;

(o) unless pre-approved in writing by EXIM Bank, that is payable in any currency other than (i) Dollars, or (ii) provided that the applicable Transaction Report includes applicable currency conversion information to Dollars, Pounds Sterling or Euros;

(p) that does not comply with the terms of sale as set forth by EXIM Bank;

(q) that is due and payable from a Buyer who becomes unable to pay its debts or whose ability to pay its debts becomes questionable;

(r) that arises from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, or any other repurchase or return basis or is evidenced by chattel paper;

(s) for which the Items giving rise to such Accounts have not been shipped to the Buyer or when the Items are services, such services have not been performed or when the Export Order specifies a timing for invoicing the Items other than shipment or performance and the Items have not been invoiced in accordance with such terms of the Export Order, or the Accounts do not otherwise represent a final sale;

(t) that is subject to any offset, deduction, defense, dispute, or counterclaim, or the Buyer is also a creditor or supplier of the Borrower, or the Account is contingent in any respect or for any reason;

(u) for which the Borrower has made any agreement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment;

(v) for which any of the Items giving rise to such Account have been returned, rejected, or repossessed;

(w) that arises from the sale of Items that do not meet 50% U.S. Content requirements;

(x) that is deemed to be ineligible by EXIM Bank;

(y) that is to be included as eligible accounts under any other credit facility to which the Borrower is a party;

(z) with respect to which any of the Items giving rise to such Accounts are Capital Goods, unless the transaction is in accordance with the Borrower Agreement;

(aa) that is not an “Eligible Account” (as defined in the Domestic Credit Agreement (other than Accounts deemed ineligible under the Domestic Credit Agreement solely as a result of subsection (i) of the definition of “Eligible Accounts” as set forth in the Domestic Credit Agreement);

(bb) that arise from the sale of Items that will be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities unless with EXIM Bank’s prior written consent; or

(cc) that is billed and payable to Borrower outside the United States or is payable to any Person other than Borrower.

Any Account which is at any time an Eligible Foreign Account, but which subsequently fails to meet any of the foregoing eligibility requirements, shall forthwith cease to be an Eligible Foreign Account until such time as such Account shall again meet all of the foregoing requirements.

“Eligible Foreign Inventory”: the Borrower’s Inventory which is acceptable to the Administrative Agent and which is deemed to be eligible pursuant to the Loan Documents, but in no event shall Eligible Foreign Inventory include any Inventory:

(a) that is not subject to a valid, perfected first priority Lien in favor of the Administrative Agent;

(b) that is located at an address that has not been disclosed to the Administrative Agent in writing;

(c) that is not located in the United States unless expressly permitted by the Administrative Agent, on terms acceptable to the Administrative Agent and pre-approved by EXIM Bank in writing;

(d) that is placed by the Borrower on consignment or held by the Borrower on consignment from another Person;

(e) that is in the possession of a processor or bailee, or located on premises leased or subleased to Borrower, or on premises subject to a mortgage in favor of a Person other than the Administrative Agent, unless such processor or bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which the Administrative Agent shall require to evidence the subordination or other limitation or extinguishment of such Person’s rights with respect to such Inventory and the Administrative Agent’s right to gain access thereto;

(f) that is produced in violation of the Fair Labor Standards Act or subject to the “hot goods” provisions contained in 29 US.C.§215 or any successor statute or section;

(g) as to which any covenant, representation or warranty with respect to such Inventory contained in the Loan Documents has been breached;

(h) that is an Item or is to be incorporated into Items that do not meet 50% U.S. Content requirements;

(i) that is demonstration Inventory;

(j) that consists of proprietary software (i.e. software designed solely for the Borrower’s internal use and not intended for resale);

(k) that is damaged, obsolete, returned, defective, recalled or unfit for further processing;

(l) that has been previously exported from the United States;

(m) that constitutes, or will be incorporated into Items that constitute, defense articles or defense services;

(n) that is an Item or will be incorporated into Items that will be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities unless with EXIM Bank’s prior written consent;

(o) that is an Item or is to be incorporated into Items destined for shipment to a country in which EXIM Bank is legally prohibited from doing business as designated in the current Country Limitation Schedule, or that the Borrower has knowledge will be re-exported by a foreign Buyer to a country in which EXIM Bank is legally prohibited from doing business;

(p) that is an Item or is to be incorporated into Items destined for shipment to a Buyer located in a country in which EXIM Bank coverage is not available for commercial reasons as designated in the Country Limitation Schedule, unless and only to the extent that such Inventory is sold to the foreign Buyer on terms of an irrevocable letter of credit confirmed by a bank acceptable to EXIM Bank;

(q) that constitutes, or is to be incorporated into Items whose sale would result in an Account which would not be an Eligible Foreign Account;

(r) that is to be included as eligible inventory under any other credit facility to which the Borrower is a party; or

(s) that is to be incorporated into Items that is a Capital Good, unless the transaction is in accordance with the Borrower Agreement.

Any Inventory which is at any time Eligible Foreign Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Foreign Inventory until such time as such Inventory shall meet all of the foregoing requirements.

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“EXIM Bank”: Export-Import Bank of the United States or any successor Person.

“EXIM Bank Loans”: as defined in Section 10.20.

“EXIM Bank Policy”: as defined in Section 6.5.

“EXIM Commitment”: as to any EXIM Lender, the obligation of such EXIM Lender, if any, to make EXIM Loans in an aggregate principal amount not to exceed the amount set forth under the heading “EXIM Commitment” opposite such EXIM Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such EXIM Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder). The original amount of the Total EXIM Commitments is $10,000,000. The Total EXIM Commitments are part of, and not in addition to, the Revolving Credit Commitments (as defined in the Domestic Credit Agreement) of the lenders under the Domestic Credit Agreement.

“EXIM Commitment Period”: the period from and including the Closing Date to the Termination Date.

“EXIM Extensions of Credit”: as to any EXIM Lender at any time, an amount equal to the aggregate principal amount of all EXIM Loans held by such EXIM Lender then outstanding.

“EXIM Guaranty”: as defined in Section 2.17.

“EXIM Lender”: as defined in the preamble hereto.

“EXIM Loans”: as defined in Section 2.1(a).

“EXIM Note”: a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“EXIM Percentage”: as to any EXIM Lender at any time, the percentage which such EXIM Lender’s EXIM Commitment then constitutes of the Total EXIM Commitments or, at any time after the EXIM Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such EXIM Lender’s EXIM Loans then outstanding constitutes of the aggregate principal amount of all EXIM Loans then outstanding; provided that in the event that the EXIM Loans are paid in full prior to the reduction to zero of the Total EXIM Commitments, the EXIM Percentages shall be determined in a manner designed to ensure that the other outstanding EXIM Extensions of Credit shall be held by the EXIM Lenders on a comparable basis.

“Export Order”: a written export order or contract for the purchase by the Buyer from the Borrower of any finished goods or services which are intended for export.

“Facility”: the EXIM Commitments and the extensions of credit made thereunder.

“Foreign Law Pledge Agreement”: in respect of the grant by any Loan Party to the Administrative Agent or the Security Trustee (as applicable) (for the ratable benefit of the Secured Parties) of a Lien on certain of the Equity Interests in any Foreign Subsidiary owned by such Loan Party, the Share Charge, and any other pledge agreement (however designated) reasonably required by the Administrative Agent to be prepared under the laws of the foreign jurisdiction in which such Foreign Subsidiary is organized and executed by such Loan Party (and, as applicable, such Foreign Subsidiary) for the purpose of creating, perfecting and otherwise protecting such Lien to the maximum extent possible under the laws of such foreign jurisdiction.

“Foreign Pledge Documents”: collectively, in respect of the grant by any Loan Party to the Administrative Agent or the Security Trustee (as applicable)(for the ratable benefit of the Secured Parties) of a Lien on certain of the Equity Interests in any Foreign Subsidiary owned by such Loan Party, any related Foreign Law Pledge Agreement, any related filings, an opinion delivered by local counsel in the foreign jurisdiction in which such Foreign Subsidiary is organized and addressing the effectiveness of the pledge by such Loan Party to the Administrative Agent or the Security Trustee (as applicable) (for the ratable benefit of the Secured Parties) of the pledged Equity Interests in such Foreign Subsidiary having been issued to such Loan Party, any related authorizing resolutions adopted by the board of directors (or equivalent) of such Loan Party in connection with such pledge, any amendments to the organizational documents of such Foreign Subsidiary required by the Administrative Agent to facilitate the pledge by such Loan Party to the Administrative Agent or the Security Trustee (as applicable)(for the ratable benefit of the Secured Parties) of such pledged Equity Interests, and any other agreements, documents, instruments, notices, filings or other items reasonably required by the Administrative Agent or the Security Trustee to be executed and/or delivered in connection with any of the foregoing.

“Foreign Law Security Documents and Guarantee”: the Foreign Pledge Documents (including the Share Charge), the UK Debenture and all other security documents delivered to the Administrative Agent or Security Trustee (as applicable) granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document governed by the law of a jurisdiction other than the United States, the UK EXIM Guarantee and other filings, documents and agreements made or delivered pursuant thereto.

“Guarantors”: a collective reference to Holdings and each Subsidiary of Holdings which has become a Guarantor pursuant to the Guarantee and Collateral Agreement and/or pursuant to the UK EXIM Guarantee.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A.

“Holdings”: has the meaning in the preamble hereto.

“Indemnitee”: is defined in Section 10.5(b).

“Intellectual Property Security Agreement”: an intellectual property security agreement, in form and substance satisfactory to the Administrative Agent, entered into between the Borrower and the Administrative Agent pursuant to the terms of the Guarantee and Collateral Agreement, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.8, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date”: the last day of each calendar month to occur while such EXIM Loan is outstanding and the final maturity date of such EXIM Loan.

“K2M UK Limited”: K2M UK Limited, a company registered in England and Wales with registration number 06950302 whose registered office is at Abbey House, Wellington Way, Broakland Business Park, Weybridge, Surrey, KT13OTT.

“Loan Documents”: this Agreement, the Security Documents (which includes for the avoidance of doubt the UK EXIM Guarantee), the EXIM Notes, the Fee Letter, the Solvency Certificate, the EXIM Guaranty, the Borrower Agreement, the Perfection Certificate, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrower and each Guarantor.

“Minority Lender”: as defined in Section 10.1(b).

“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.12(b) or otherwise, the Administrative Agent or the Security Trustee (as applicable), for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, charges, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.

“Non-Consenting Lender”: any EXIM Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” at any time, each EXIM Lender that is not a Defaulting Lender at such time.

“Notice of Borrowing”: a notice substantially in the form of Exhibit C.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the EXIM Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the EXIM Loans and all other obligations and liabilities of the Borrower and any other Loan Party to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred and whether owed as principal or as surety, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent or to any EXIM Lender that are required to be paid by any Loan Party pursuant to any Loan Document) or otherwise.

“Overadvance”: as defined in Section 2.3.

“Recipient”: the Administrative Agent or an EXIM Lender, as applicable.

“Replacement Lender”: as defined in Section 2.14.

“Required Lenders”: at any time, (a) if only one EXIM Lender holds the EXIM Commitments, such EXIM Lender; and (b) if more than one EXIM Lender holds the EXIM Commitments, then at least two EXIM Lenders who hold more than 50% of the Total EXIM Commitments then in effect or, if the EXIM Commitments have been terminated, the Total EXIM Extensions of Credit then outstanding; provided that for the purposes of this clause (b), the EXIM Commitments of, and the portion of the EXIM Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves”: as of any date of determination, such amounts as the Administrative Agent may from time to time establish and revise in its good faith business judgment, reducing the amount of EXIM Loans which would otherwise be available to the Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by the Administrative Agent in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of the Borrower or any Guarantor, or (iii) the Liens (held by the Administrative Agent for the ratable benefit of the Secured Parties) and other rights of the Administrative Agent in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect the Administrative Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of the Borrower or any Loan Party to the Administrative Agent or any Lender is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which the Administrative Agent determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“SAM Securities Account Control Agreement”: the Securities Account Control Agreement, of near or even date herewith, among the Borrower, the Administrative Agent, SVB Asset Management, and U.S. Bank National Association.

“Secured Parties”: the collective reference to the Administrative Agent, the EXIM Lenders and the Security Trustee.

“Securities Account Control Agreement”: any Control Agreement entered into by the Administrative Agent, a Loan Party and a securities intermediary holding a Securities Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Securities Account.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Intellectual Property Security Agreements, the Security Trust Deed, the SVB Deposit Account Control Agreement, the SVB Securities Account Control Agreement, the SAM Securities Account Control Agreement, each Deposit Account Control Agreement, each Securities Account Control Agreement, each Foreign Law Security Documents and Guarantee, all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document or any other guarantee and all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.

“Security Trust Deed”: the English law security trust deed to be entered into on or about the date hereof by K2M UK Limited, the Lenders, the Security Trustee and the Administrative Agent in connection with this Agreement, as amended, restated, supplemented or otherwise varied from time to time.

“Security Trustee”: SVB in its capacity as security trustee for and on behalf of the Secured Parties in accordance with the terms of the Security Trust Deed.

“Share Charge”: that certain Charge Over Shares granted by the Borrower in favor of the Security Trustee, dated as of the Closing Date, pursuant to which the Borrowercharged all of the Voting Stock of K2M UK Limited to the Security Trustee to secure the Obligations.

“SVB”: as defined in the preamble hereto.

“SVB Deposit Account Control Agreement”: the Deposit Account Control Agreement, of near or even date herewith, among the Borrower, the Administrative Agent and SVB.

“SVB Securities Account Control Agreement”: the Securities Account Control Agreement, of near or even date herewith, among the Borrower, the Administrative Agent, SVB and Penson Financial Services, Inc.

“Termination Date”: October 29, 2014.

“Total Credit Exposure”: is, as to any EXIM Lender at any time, the unused EXIM Commitments and EXIM Extensions of Credit of such EXIM Lender at such time.

“Total EXIM Commitments”: at any time, the aggregate amount of the EXIM Commitments then in effect.

“Total EXIM Extensions of Credit”: at any time, the aggregate amount of the EXIM Extensions of Credit outstanding at such time.

“Transaction Report”: a certificate to be executed and delivered from time to time by the Borrower in substantially the form of Exhibit F.

“UK Debenture”: a debenture dated on or about the date of this Agreement entered into between K2M UK Limited and the Security Trustee, as amended and/or restated, supplemented, varied or novated from time to time.

“UK EXIM Guarantee”: a guarantee and indemnity dated on or about the date of this Agreement from K2M UK Limited in connection with this Agreement as same may be amended and/or restated, supplemented, varied or novated from time to time.

“U.S. Content”: with respect to any Item, all the costs, including labor, materials, services and overhead, but not markup or profit margin, which are of U.S. origin or manufacture, and which are incorporated into an Item in the United States.

“U.S. Tax Compliance Certificate”: as defined in Section 2.12(f).

“Value of the Borrower’s Eligible Foreign Inventory”: (a) (i) the gross sales of Eligible Foreign Inventory to Buyers located outside of the United States for the prior twelve (12) months divided by (ii) the gross sales of all Eligible Foreign Inventory for the prior twelve (12) months, multiplied by (b) the current value of all of Borrower’s Eligible Foreign Inventory (valued at the lower of cost or fair market value).

1.2 Other Definitional Provisions. The provisions of Section 1.2 of the Domestic Credit Agreement are hereby incorporated by reference, mutatis mutandis.

SECTION 2

AMOUNT AND TERMS OF EXIM COMMITMENTS

2.1 EXIM Commitments.

(a) Subject to the terms and conditions hereof, each EXIM Lender severally agrees to make advances (each, an “EXIM Loan” and, collectively, the “EXIM Loans”) to the Borrower from time to time during the EXIM Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such EXIM Lender’s EXIM Commitment.

(b) In addition, such aggregate obligations shall not at any time exceed the lesser of (i) the Total EXIM Commitments at such time and (ii) the Borrowing Base at such time. Notwithstanding and in addition to the foregoing, subject to clause (d) of this Section 2.1, at all times other than during a Streamline Period, the amounts available to be borrowed under the Revolving Facility shall be determined by reference to the Borrowing Base as reflected in the most recent Transaction Report delivered to the Administrative Agent, less the amount of any EXIM Loans made in reliance upon such Transaction Report. During the EXIM Commitment Period the Borrower may use the EXIM Commitments by borrowing, prepaying the EXIM Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The EXIM Loans shall be ABR Loans.

(c) The Borrower shall repay all outstanding EXIM Loans on the Termination Date.

(d) Notwithstanding any term of this Agreement to the contrary, in no event shall the aggregate amount of all EXIM Extensions of Credit outstanding at any time, together with all Domestic Extensions of Credit outstanding at any time, exceed the Total Revolving Commitments.

2.2 Procedure for EXIM Loan Borrowing. The Borrower may borrow under the EXIM Commitments during the EXIM Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M., Pacific time, three (3) Business Days prior to the date of the proposed borrowing), in each such case specifying (i) the amount of EXIM Loans to be borrowed, (ii) the requested Borrowing Date, and (iii) instructions for remittance of the proceeds of the applicable EXIM Loans to be borrowed. Each borrowing of EXIM Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the remaining Available EXIM Commitment). Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each EXIM Lender thereof. Each EXIM Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 P.M., Pacific time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the EXIM Lenders and in like funds as received by the Administrative Agent or, if so specified in the Payoff Letter, the Administrative Agent shall wire transfer all or a portion of such aggregate amounts to the Existing Lender (for application against amounts then outstanding under the Existing Credit Facility), in accordance with the wire instructions specified for such purpose.

2.3 Overadvances. If at any time or for any reason the aggregate amount of all EXIM Extensions of Credit of all of the EXIM Lenders exceeds the lesser of (x) the amount of the Total EXIM Commitments then in effect, and (y) the amount of the Borrowing Base then in effect (any such excess, an “Overadvance”), the Borrower shall immediately pay the full amount of such Overadvance to the Administrative Agent, without notice or demand, for application against the EXIM Extensions of Credit in accordance with the terms hereof. Without limiting Borrower’s obligation to repay any amount of the Overadvance, Borrower agrees to pay interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.4 Fees. The Borrower agrees to pay to the Administrative Agent and the EXIM Lenders the fees in the amounts and on the dates as set forth in the Fee Letter and in the Domestic Credit Agreement and to perform any other obligations contained therein. All fees payable under this Section 2.4 shall be fully earned on the date paid and nonrefundable.

2.5 Termination or Reduction of EXIM Commitments.

(a) Termination or Reduction. Subject to payment of the sums set forth in Section 2.10(b) of the Domestic Credit Agreement, the Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the EXIM Commitments or, from time to time, to reduce the amount of the EXIM Commitments; provided that no such termination or reduction of the EXIM Commitments shall be permitted if, after giving effect thereto, the Total EXIM Extensions of Credit would exceed the Available EXIM Commitments. Any such reduction shall be in an amount equal to $1,000,000 (or, if the then Total EXIM Commitments are less than such amount, such lesser amount), or a whole multiple thereof, and shall reduce permanently the EXIM Commitments then in effect.

(b) [Reserved].

2.6 [Reserved.]

2.7 [Reserved.]

2.8 Interest Rates and Payment Dates.

(a) Each EXIM Loan shall bear interest at a rate per annum equal to (i) the ABR plus (ii) 1.00%.

(b) During the continuance of an Event of Default, all outstanding EXIM Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 3.00% (the “Default Rate”).

(c) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.8(b) shall be payable from time to time on demand.

2.9 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. Any change in the interest rate on an EXIM Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant EXIM Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the EXIM Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).

2.10 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the EXIM Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the EXIM Commitments shall be made pro rata according to the respective EXIM Percentages of the relevant EXIM Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the EXIM Loans shall be made pro rata according to the respective outstanding principal amounts of the EXIM Loans then held by the EXIM Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 10:00 A.M., Pacific time, on the due date thereof to the Administrative Agent, for the account of the EXIM Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the EXIM Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after 10:00 A.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any EXIM Lender prior to the date of any borrowing that such EXIM Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such EXIM Lender is making such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such EXIM Lender and the Borrower severally agree to pay to the Administrative Agent, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such EXIM Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the rate per annum applicable to EXIM Loans under the Facility. If the Borrower and such EXIM Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such EXIM Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such EXIM Lender’s EXIM Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against an EXIM Lender that shall have failed to make such payment to the Administrative Agent.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the EXIM Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower is making such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the EXIM Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the EXIM Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such EXIM Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any EXIM Lender against the Borrower.

(f) If any EXIM Lender makes available to the Administrative Agent funds for any EXIM Loan to be made by such EXIM Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such EXIM Lender) to such EXIM Lender, without interest.

(g) The obligations of the EXIM Lenders hereunder to (i) make EXIM Loans, and (ii) to make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any EXIM Lender to make any such EXIM Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other EXIM Lender of its corresponding obligation to do so on such date, and no EXIM Lender shall be responsible for the failure of any other EXIM Lender to so make its EXIM Loan, to purchase its participation or to make its payment under Section 9.7.

(h) Nothing herein shall be deemed to obligate any EXIM Lender to obtain the funds for any EXIM Loan in any particular place or manner or to constitute a representation by any EXIM Lender that it has obtained or will obtain the funds for any EXIM Loan in any particular place or manner.

(i) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(j) If any EXIM Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any EXIM Loan made by it, or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its EXIM Percentage of such payment on account of the EXIM Loans or participations obtained by all of the EXIM Lenders, such EXIM Lender shall forthwith advise the Administrative Agent of the receipt of such payment, and within five (5) Business Days of such receipt purchase (for cash at face value) from the other EXIM Lenders (through the Administrative Agent), without recourse, such participations in the EXIM Loans made by them, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing EXIM Lender to share the excess payment ratably with each of the other EXIM Lenders in accordance with their EXIM Percentages; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Borrower from such purchasing EXIM Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that any EXIM Lender so purchasing a participation from another EXIM Lender pursuant to this Section 2.10(j) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such EXIM Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.10(j) shall be required to implement the terms of this Section 2.10(j). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.10(j) and shall in each case notify the EXIM Lenders following any such purchase. The provisions of this Section 2.10(j) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by an EXIM Lender as consideration for the assignment of or sale of a participation in any of its EXIM Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any EXIM Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such EXIM Lender were a direct creditor of each Loan Party in the amount of such participation.

(k) Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make an EXIM Loan in an amount equal to the portion of the Obligations constituting overdue interest and fees from time to time due and payable to itself or any EXIM Lender, and apply the proceeds of any such EXIM Loan to those Obligations; provided that after giving effect to any such EXIM Loan, the aggregate outstanding EXIM Loans will not exceed the Total EXIM Commitments then in effect.

2.11 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or the compliance by any EXIM Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d)of the definition of Excluded Taxes and (C) Connection Income Taxes) on its EXIM Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any EXIM Lender; or

(iii) impose on any EXIM Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or EXIM Loans made by such EXIM Lender;

and the result of any of the foregoing is to increase the cost to such EXIM Lender or such other Recipient of making, converting to, continuing or maintaining EXIM Loans or of maintaining its obligation to make such EXIM Loans, or to reduce any amount receivable or received by such EXIM Lender or other Recipient hereunder in respect thereof (whether in respect of principal, interest or any other amount), then, in any such case, upon the request of such EXIM Lender or other Recipient, the Borrower shall promptly pay such EXIM Lender or other Recipient, as the case may be, any additional amounts necessary to compensate such EXIM Lender or other Recipient, as the case may be, for such increased cost or reduced amount receivable. If any EXIM Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any EXIM Lender determines that any change in any Requirement of Law affecting such EXIM Lender or any lending office of such EXIM Lender or such EXIM Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such EXIM Lender’s capital or on the capital of such EXIM Lender’s holding company, if any, as a consequence of this Agreement, the EXIM Commitments of such EXIM Lender or the EXIM Loans made by such EXIM Lender, to a level below that which such EXIM Lender or such EXIM Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such EXIM Lender’s policies and the policies of such EXIM Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such EXIM Lender, such additional amount or amounts as will compensate such EXIM Lender or such EXIM Lender’s holding company for any such reduction suffered.

(c) For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(d) A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any EXIM Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such EXIM Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any EXIM Lender to demand compensation pursuant to this Section shall not constitute a waiver of such EXIM Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.11, the Borrower shall not be required to compensate an EXIM Lender pursuant to this Section 2.11 for any amounts incurred more than nine months prior to the date that such EXIM Lender notifies the Borrower of such EXIM Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.11 shall survive the termination of the EXIM Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Administrative Agent.

2.12 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law and the Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.12. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.12) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.12, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by an EXIM Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an EXIM Lender, shall be conclusive absent manifest error. If any Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the EXIM Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any EXIM Lender as a result of any such failure.

(e) Indemnification by EXIM Lenders. Each EXIM Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such EXIM Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such EXIM Lender’s failure to comply with the provisions of Section 10.6 of the Domestic Credit Agreement relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such EXIM Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any EXIM Lender by the Administrative Agent shall be conclusive absent manifest error. Each EXIM Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such EXIM Lender under any Loan Document or otherwise payable by the Administrative Agent to the EXIM Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of EXIM Lenders.

(i) Any EXIM Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any EXIM Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such EXIM Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.12(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the EXIM Lender is not legally entitled to complete, execute or deliver such documentation or, in the EXIM Lender’s reasonable judgment, such completion, execution or submission would subject such EXIM Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such EXIM Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any EXIM Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such EXIM Lender becomes an EXIM Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such EXIM Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes an EXIM Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes an EXIM Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to an EXIM Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such EXIM Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such EXIM Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such EXIM Lender has complied with such EXIM Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each EXIM Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(iv) Each EXIM Lender acknowledges and agrees that certain payments made under this Agreement after December 31, 2013, as to extensions of credit made after December 31, 2012, to any EXIM Lender that does not comply with the information collection and reporting obligations imposed by the United States with respect to foreign accounts, or that fails to provide adequate certification regarding such compliance, may become subject to withholding taxes imposed under FATCA. Each EXIM Lender agrees to undertake commercially reasonable actions to cooperate with the Administrative Agent and the Borrower in establishing that it is in compliance with such requirements and agrees to provide all certifications required by the IRS or determined by the Administrative Agent, in its reasonable discretion, to be necessary for the Administrative Agent to establish its compliance under such provisions on or before June 30, 2013. Nothing in this Agreement shall be interpreted to require any EXIM Lender to violate any law or regulation applicable to such EXIM Lender in any jurisdiction in which such EXIM Lender is formed, managed and controlled or doing business.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, an EXIM Lender, the termination of the EXIM Commitments, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.13 Change of Lending Office. Each EXIM Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.11(b), Section 2.11(c) or Section 2.12(a) with respect to such EXIM Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such EXIM Lender) to designate a different lending office for funding or booking its EXIM Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such EXIM Lender, cause such EXIM Lender and its lending office(s) to suffer no economic, legal, regulatory or other disadvantage; provided further that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any EXIM Lender pursuant to Section 2.11(b), Section 2.11(c) or Section 2.12(a). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any EXIM Lender in connection with any such designation or assignment.

2.14 Substitution of EXIM Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any EXIM Lender (any such EXIM Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a) a request from an EXIM Lender for payment of Indemnified Taxes or additional amounts under Section 2.12 or of increased costs pursuant to Section 2.11(b) or Section 2.11(c) (and, in any such case, such EXIM Lender has declined or is unable to designate a different lending office in accordance with Section 2.13 or is a Non-Consenting Lender);

(b) a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c) notice from the Administrative Agent that an EXIM Lender is a Defaulting Lender;

then the Borrower may, within fifteen (15) days after the occurrence of such event or receipt by the Borrower of such notice and demand, at its sole expense and effort, upon notice to the Administrative Agent and such Affected Lender: (i) request that one or more of the other EXIM Lenders acquire and assume all or part of such Affected Lender’s EXIM Loans and EXIM Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s EXIM Loans and EXIM Commitment (the replacing EXIM Lender or lender in (i) or (ii) being a “Replacement Lender”); and provided, however, that if the Borrower elects to exercise such right with respect to any Affected Lender under clause (a) or (b) of this Section 2.14, then the Borrower shall be obligated to replace all Affected Lenders under such clauses. The Affected Lender replaced pursuant to this Section 2.14 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s EXIM Loans and EXIM Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s EXIM Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already an EXIM Lender hereunder or an Affiliate of an EXIM Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.14, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.12, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from an EXIM Lender being a Minority Lender referred to in clause (b) of this Section 2.14, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any EXIM Lender becomes a Defaulting Lender, then, until such time as such EXIM Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 of the Domestic Credit Agreement and in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any EXIM Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to EXIM Loans under this Agreement; fourth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any EXIM Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such EXIM Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the EXIM Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any EXIM Loans of such Defaulting Lender until such time as all EXIM Loans are held by the EXIM Lenders pro rata in accordance with the EXIM Commitments under the Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each EXIM Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.4 for any period during which such EXIM Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such EXIM Lender will, to the extent applicable, purchase at par that portion of outstanding EXIM Loans of the other EXIM Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the EXIM Loans to be held on a pro rata basis by the EXIM Lenders in accordance with their respective EXIM

Percentages, whereupon such EXIM Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such EXIM Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to EXIM Lender will constitute a waiver or release of any claim of any party hereunder arising from such EXIM Lender having been a Defaulting Lender.

(c) Termination of Defaulting Lender. The Borrower may terminate the unused amount of the EXIM Commitment of any EXIM Lender that is a Defaulting Lender upon not less than ten(10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the EXIM Lenders thereof), and in such event the provisions of Section 2.15(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any other EXIM Lender may have against such Defaulting Lender.

2.16 EXIM Notes. If so requested by any EXIM Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such EXIM Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such EXIM Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) an EXIM Note or EXIM Notes to evidence such EXIM Lender’s EXIM Loans.

2.17 EXIM Guaranty. To facilitate the financing of Eligible Foreign Accounts, EXIM Bank has agreed to guarantee the EXIM Loans made under this Agreement, pursuant to a Master Guarantee Agreement, Loan Authorization Agreement and (to the extent applicable) Delegated Authority Letter Agreement (collectively, the “EXIM Guaranty”). If, at any time after the EXIM Guaranty has been entered into, (a) the EXIM Guaranty shall cease to be in full force and effect, or (b) if EXIM Bank declares the EXIM Guaranty void or revokes any obligations thereunder or denies liability thereunder, and any overadvance results from either of the foregoing, the Administrative Agent shall provide notice of such overadvance to the Borrower, and the Borrower shall immediately repay all outstanding EXIM Extensions of Credit hereunder. If, at any time after the EXIM Guaranty has been entered into, (i) the EXIM Guaranty shall cease to be in full force and effect, or (ii) EXIM Bank declares the EXIM Guaranty void or revokes any obligations thereunder or denies liability thereunder, any such event shall constitute an Event of Default under this Agreement. Nothing in any confidentiality agreement, in this Agreement or in any other agreement, shall restrict the Administrative Agent’s right to make disclosures and provide information to EXIM Bank in connection with the EXIM Guaranty.

2.18 EXIM Borrower Agreement. Borrower shall execute and deliver a Borrower Agreement, in the form specified by EXIM Bank (attached hereto as Exhibit E), in favor of each of the Administrative Agent (for the benefit of the Secured Parties) and EXIM Bank, together with an amendment thereto approved by EXIM Bank to conform certain terms of such Borrower Agreement to the terms of this Agreement (as amended, the “Borrower Agreement’). When the Borrower Agreement is entered into by the Borrower and EXIM Bank and delivered to the Administrative Agent, this Agreement shall be subject to all of the terms and conditions of the Borrower Agreement, all of which are hereby incorporated herein by this reference. From and after the time the Borrower and EXIM Bank have entered into the Borrower Agreement and delivered the same to the Administrative Agent, the Borrower expressly agrees to perform all of the obligations and comply with all of the affirmative and negative covenants and all other terms and conditions set forth in the Borrower Agreement as though the same were expressly set forth herein. In the event of any conflict between the terms of the Borrower Agreement (if then in effect) and the other terms of this Agreement, whichever terms are more restrictive shall apply. The Borrower acknowledges and agrees that it has received a copy of the Loan Authorization Agreement which is referred to in the Borrower Agreement. If the Borrower Agreement is entered into by the Borrower and EXIM Bank and delivered to the Administrative Agent, Borrower agrees to be bound by the terms of the Loan Authorization Agreement, including, without limitation, by any additions or revisions made prior to its execution on behalf of EXIM Bank. Upon the execution of the Loan Authorization Agreement by EXIM Bank and the Administrative Agent, it shall be deemed to be, and shall become, an attachment to the Borrower Agreement, and shall be incorporated herein by reference. The Borrower shall reimburse the Administrative Agent for all fees and all out of pocket costs and expenses incurred by the Administrative Agent with respect to the EXIM Guaranty and the Borrower Agreement, including without limitation all facility fees and usage fees, and the Administrative Agent is authorized to debit any of the Borrower’s deposit accounts with the Administrative Agent or any other Secured Party for such fees, costs and expenses when paid by the Administrative Agent.

SECTION 3

[RESERVED]

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the EXIM Lenders to enter into this Agreement and to make the EXIM Loans, each of the Loan Parties hereby jointly and severally represents and warrants to the Administrative Agent and each EXIM Lender, as to themselves and each of their respective Subsidiaries, that:

4.1 Domestic Loan Documents. The representations and warranties contained in the Domestic Loan Documents, which are incorporated by reference into this Agreement, are true and correct.

4.2 Borrower Agreement. The representations and warranties contained in the Borrower Agreement, which are incorporated by reference into this Agreement, are true and correct.

4.3 Accounts Receivable; Inventory.

(a) To the extent any Account or Inventory is designated in any Transaction Report as an “Eligible Foreign Account” (including any “Eligible Alternate Currency Account”) or “Eligible Foreign Inventory” as applicable, such Account or Inventory, as applicable, constitutes an Eligible Foreign Account(including an Eligible Alternate Currency Account) or Eligible Foreign Inventory, as applicable, as of the date of such Transaction Report.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts and Foreign Inventory are and shall be true and correct and all such invoices, instruments and other documents, and all of the Borrower’s books and records are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of the Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

4.4 Use of Proceeds. The Borrower is using proceeds of the EXIM Extensions of Credit only for the purposes specified in the Borrower Agreement.

4.5 Security Documents.

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.5(a) in appropriate form are filed in the offices specified on Schedule 4.5(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (subject only to (i) Liens expressly permitted pursuant to Section 7.3 of the Domestic Credit Agreement having priority by operation of law over the Liens of the Administrative Agent under the Loan Documents, and (ii) other than with respect to Export-Related Accounts Receivable, Export-Related Inventory, Export-Related General Intangibles and the Proceeds of the foregoing, Liens in favor of the Administrative Agent under the Domestic Loan Documents). As of the Closing Date, none of the Borrower or any Guarantor that is a limited liability company or partnership has any Capital Stock that is a not Certificated Security.

(b) Each of the Mortgages delivered after the Closing Date will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.

(c) (i) The obligations expressed to be assumed by the Loan Parties under the Foreign Law Security Documents and Guarantee are their legal, valid, binding and enforceable obligations, and (ii) each Foreign Law Security Document (except for the UK EXIM Guarantee) creates the security interests in respect of the Collateral that Foreign Law Security Document purports to create and those security interests are valid and effective.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the obligation of each EXIM Lender to make its initial extension of credit hereunder shall be subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each EXIM Lender listed on Schedule 1.1A;

(ii) the Borrower Agreement;

(iii) if required by any EXIM Lender, an EXIM Note executed by the Borrower in favor of such EXIM Lender;

(iv) the Guarantee and Collateral Agreement, executed and delivered by each Grantor named therein;

(v) each Intellectual Property Security Agreement, executed by the applicable Grantor related thereto;

(vi) the SVB Deposit Account Control Agreement, executed by the Borrower, SVB and the Administrative Agent;

(vii) the SVB Securities Account Control Agreement, executed by the Borrower, SVB, the Administrative Agent and Penson Financial Services, Inc.;

(viii) each other Security Document, executed and delivered by the applicable Loan Party that is a party thereto;

(ix) Economic Impact Certification from the Borrower; and

(x) EXIM Bank application, executed by the Borrower.

(b) Collateral Matters.

(i) Lien Searches. The Administrative Agent shall have received the results of recent lien searches in each of the jurisdictions where any of the Loan Parties is formed or organized, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens expressly permitted by Section 7.3 of the Domestic Credit Agreement, or Liens to be discharged on or prior to the Closing Date, or Liens securing obligations of the Group Members under the Existing Credit Facility, which Liens shall be discharged substantially contemporaneously with the Closing Date pursuant to the Payoff Letter.

(ii) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received confirmation that the administrative agent under the Domestic Credit Agreement has received original copies of (A) the certificates representing the shares of Capital Stock pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, together with an undated stock power or other valid instrument of transfer under applicable law, as applicable, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (B) each promissory note (if any) pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(iii) Each document (including any UCC financing statements, Intellectual Property Security Agreements, Deposit Account Control Agreements, Securities Account Control Agreements, and landlord access agreements and/or bailee waivers) required by the Security Documents or under law or reasonably requested by the Administrative Agent (or the Security Trustee, as the case may be) to be filed, registered or recorded to create in favor of the Administrative Agent (or the Security Trustee, as the case may be) (for the ratable benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (subject only to (i) Liens expressly permitted pursuant to Section 7.3 of the Domestic Credit Agreement having priority by operation of law over the Liens of the Administrative Agent under the Loan Documents, and (ii) other than with respect to Export-Related Accounts Receivable, Export-Related Inventory, Export-Related General Intangibles and the Proceeds of the foregoing, Liens in favor of the Administrative Agent under the Domestic Loan Documents), shall have been executed and delivered to the Administrative Agent or, as applicable, be in proper form for filing, registration or recordation.

(c) Fees. The EXIM Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date (including pursuant to the Fee Letter), and all reasonable and documented fees and expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) for payment on or before the Closing Date. All such amounts will be paid with proceeds of EXIM Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(d) Domestic Loan Documents. All of the conditions precedent under the Domestic Loan Documents shall have been satisfied and the Domestic Loan Documents shall be effective.

(e) Borrowing Notices. The Administrative Agent shall have received, in respect of any EXIM Loans to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.2.

For purposes of determining compliance with the conditions specified in this Section 5.1, each EXIM Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such EXIM Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such EXIM Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such EXIM Lender prior to the Closing Date specifying such EXIM Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any extension of credit on the Closing Date has been requested, such EXIM Lender shall not have made available to the Administrative Agent on or prior to the Closing Date such EXIM Lender’s EXIM Percentage of such requested extension of credit.

5.2 Conditions to Each Extension of Credit. The agreement of each EXIM Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct in all respects, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all respects (or in all material respects, as applicable) as of such earlier date.

(b) Transaction Report. The Borrower shall have delivered to the Administrative Agent a duly executed original Transaction Report as and when required by Section 6.3(b) reflecting information concerning Eligible Foreign Accounts and Eligible Foreign Inventory prior to the requested Borrowing Date.

(c) Availability. With respect to any requests for any EXIM Extensions of Credit, after giving effect to such EXIM Extension of Credit, the availability and borrowing limitations specified in Section 2.1 shall be complied with.

(d) Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for extension of credit which complies with the requirements hereof.

(e) EXIM Guaranty. The EXIM Guaranty shall be in full force and effect.

(f) No Default. No Default or Event of Default shall have occurred as of or on such date or after giving effect to the extensions of credit requested to be made on such date.

(g) Material Adverse Effect. No event or circumstance shall have occurred that could, either individually or in the aggregate, have a Material Adverse Effect.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby jointly and severally agrees that, until all EXIM Commitments have been terminated and the principal of and interest on each EXIM Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than inchoate indemnification obligations) each of the Loan Parties shall, and shall cause each of its respective Subsidiaries to:

6.1 Domestic Loan Documents. Comply in all respects with the terms and provisions of the Domestic Loan Documents, which terms and provisions are incorporated into this Agreement and shall survive the termination of the Domestic Credit Agreement, which shall include, without limitation, compliance with the financial reporting requirements set forth in the Domestic Credit Agreement and any financial covenants set forth in the Domestic Credit Agreement.

6.2 Borrower Agreement. Comply with all of the terms of the Borrower Agreement, including without limitation, the delivery of any and all notices required thereunder. In the event of any conflict or inconsistency between any provision contained in the Borrower Agreement with any provision contained in this Agreement, the more strict provision, with respect to the Borrower, shall control.

6.3 Certificates; Reports; Other Information. Furnish to the Administrative Agent, for distribution to each Lender:

(a) concurrently with the delivery of any financial statements required to be delivered pursuant to the Domestic Loan Documents, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of monthly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein, and including a certification of any cash and Cash Equivalents designated by the Borrower to be used to finance Borrower’s incremental expansion initiatives, as of the last day of the month or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(b) concurrently with the delivery of the financial statements referred to in Section 6.1 of the Domestic Credit Agreement, (i) during any Streamline Period, not later than thirty (30) days after the end of each month, (ii) at any time other than during any Streamline Period, not later than six (6) Business Days after the end of each month and at any other times reasonably requested by the Administrative Agent, (iii) prior to any borrowing of Revolving Loans to the extent the following reports were not delivered with respect to the prior month or week, as applicable and (iv) in the case of the following sub-clause (A), concurrently with any Notice of Borrowing: (A) a Transaction Report accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion, (B) accounts receivable agings (including all foreign accounts receivable of Borrower), aged by invoice date, (C) accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (D) a deferred revenue schedule, (E) monthly perpetual inventory reports for Inventory valued on an average cost basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by the Administrative Agent in its good faith business judgment, and (F) reconciliations of accounts receivable agings (aged by invoice date), transactions reports and general ledger; provided that, upon the termination of any Streamline Period, the foregoing reports shall be provided to the Administrative Agent not later than five (5) Business Days after such termination;

(c) as soon as available, but no later than thirty (30) days following the last day of each calendar quarter, (i) copies of individual invoices equal to at least ten percent (10.0%) of the Borrower’s Export Orders for the prior calendar quarter, and (ii) copies of individual purchase orders equal to at least ten percent (10.0%) of the Borrower’s Export Orders for the prior calendar quarter;

(d) as soon as available, but no later than thirty (30) days following the last day of each month, an aged listing of non-US accounts receivable by invoice date, in form and detail acceptable to the Administrative Agent; and

(e) promptly, such additional financial and other information as the Administrative Agent, any EXIM Lender or EXIM Bank may from time to time reasonably request.

6.4 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. The Borrower shall deliver to the Administrative Agent transaction reports and schedules of collections, as provided in Section 6.2, on the Administrative Agent’s standard forms. If requested by the Administrative Agent, the Borrower shall furnish the Administrative Agent with copies of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, the Borrower shall deliver to the Administrative Agent, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos;

(b) Disputes. The Borrower shall promptly notify the Administrative Agent of all disputes or claims relating to Accounts in excess of $100,000. The Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing at any time so long as (i) the Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to the Administrative Agent in the regular reports provided to the Administrative Agent; (ii) no Default or Event of Default has occurred and is continuing at such time; and (iii) after taking into account all such discounts, settlements and forgiveness, the aggregate amount of aggregate EXIM Extensions of Credit then outstanding will not exceed the Available EXIM Commitments in effect at such time.

(c) Collection of Accounts. The Borrower shall have the right to collect all Accounts unless and until an Event of Default has occurred and is continuing and the Administrative Agent has notified the Borrower under this Section. Regardless of whether an Event of Default has occurred and is continuing, the Borrower shall hold all payments on, and proceeds of, its Accounts in trust for the Administrative Agent, and, if requested by the Administrative Agent, the Borrower shall immediately deliver all such payments and proceeds to the Administrative Agent in their original form, duly endorsed, and the Administrative Agent may, in its good faith business judgment, require that all proceeds of such Accounts be deposited by the Borrower into one or more lockbox accounts, or such other “blocked accounts” as the Administrative Agent may specify, in each case pursuant to a Control Agreement in such form as the Administrative Agent may specify in its good faith business judgment. Any such amounts actually paid to or collected by the Administrative Agent pursuant to this Section 6.4(c) shall be applied by the Administrative Agent to the Obligations then outstanding on a daily basis in accordance with Section 2.10(i). To the extent that (A) any amount of such payments or collections remains after the application by the Administrative Agent thereof to the payment in full of the EXIM Loans then outstanding, (B) no Event of Default then exists, (C) such remaining amount is not otherwise required to be applied to the Obligations pursuant to any other Section of this Agreement, and (D) the Required Lenders have not otherwise requested that such remaining amount be applied to the Obligations then outstanding, then such remaining amount shall be returned by the Administrative Agent to the Borrower. Notwithstanding the foregoing, during any Streamline Period, so long as no Event of Default has occurred and is continuing, such amounts actually paid to or collected by the Administrative Agent pursuant to this Section 6.4(c) will be remitted to Borrower’s primary operating account at SVB;

(d) Returns. Upon the request of the Administrative Agent, the Borrower shall promptly provide the Administrative Agent with an Inventory return history;

(e) Verification. The Administrative Agent may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of the Borrower or the Administrative Agent or such other name as the Administrative Agent may choose;

(f) No Liability. The Administrative Agent shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall the Administrative Agent be deemed to be responsible for any of the Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve the Administrative Agent from liability for its own gross negligence or willful misconduct.

6.5 EXIM Insurance. If required by the Administrative Agent, obtain, and pay when due all premiums with respect to, and maintain uninterrupted foreign credit insurance. In addition, the Borrower will execute in favor of the Administrative Agent an assignment of proceeds of any insurance policy obtained by the Borrower and issued by EXIM Bank insuring against comprehensive commercial and political risk (the “EXIM Bank Policy”). The insurance proceeds from EXIM Bank Policy assigned or paid to the Administrative Agent will be applied to the balance outstanding under this Agreement. The Borrower will immediately notify the Administrative Agent and EXIM Bank in writing upon submission of any claim under the EXIM Bank Policy, and thereafter no EXIM Lender will be obligated to make any further EXIM Extensions of Credit to the Borrower without prior approval from EXIM Bank.

6.6 Terms of Sale. If required by EXIM Bank or the Administrative Agent, cause all sales of products and services on which EXIM Extensions of Credit are based to be (a) supported by one (1) or more irrevocable letters of credit in an amount and of matter, naming a beneficiary and issued by a financial institution acceptable to the Administrative Agent and negotiated by the Administrative Agent, or (b) for any Account which satisfies all of the requirements to constitute an Eligible Foreign Account, but where the Accounts from the Account Debtor exceed twenty five percent (25.0%) of all Accounts, to obtain written preapproval from the Administrative Agent and EXIM Bank.

6.7 Notices. Give prompt written notice to each of the Administrative Agent and each EXIM Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any notice required to be delivered pursuant to Section 6.8 of the Domestic Credit Agreement;

(c) (i) the commencement of or any Loan Party’s providing consent to any proceeding or arrangement for its liquidation in whole or in part or to any other proceeding or arrangement whereby any of its assets are subject generally to the payment of its liabilities or whereby any receiver, trustee, liquidator or the like is appointed for it or any substantial part of its assets (including without limitation the filing by any Loan Party of a petition for appointment as debtor-in-possession under Title 11 of the U.S. Code); (ii) the failure by any Loan Party to obtain the dismissal or stay on appeal within thirty (30) calendar days of the commencement of any proceeding arrangement referred to in clause (i) above; (iii) the commencement by any Loan Party of any other procedure for the relief of financially distressed or insolvent debtors, or the commencement of such procedure against any Loan Party, whether voluntarily or involuntarily, to the extent such procedure has not been effectively terminated, dismissed or stayed within thirty (30) calendar days after the commencement thereof; and (iv) the commencement by or against any Loan Party of any procedure for its dissolution; and

(d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Additional Collateral, etc.

(a) With respect to any property (to the extent included in the definition of Collateral) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(c) of the Domestic Credit Agreement) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within three (3) Business Days) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest and Lien (subject only to (i) Liens expressly permitted pursuant to Section 7.3 of the Domestic Credit Agreement having priority by operation of law over the Liens of the Administrative Agent under the Loan Documents, and (ii) other than with respect to Export-Related Accounts Receivable, Export-Related Inventory, Export- Related General Intangibles and the Proceeds of the foregoing, Liens in favor of the Administrative Agent under the Domestic Loan Documents)in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $750,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(c) of the Domestic Credit Agreement), promptly, to the extent requested by the Administrative Agent, (i) execute and deliver a first priority (subject only to (i) Liens having priority by operation of law over the Liens of the Administrative Agent under the Loan Documents, and (ii) Liens in favor of the Administrative Agent under the Domestic Loan Documents) Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the EXIM Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new direct or indirect Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest (subject only to Liens in favor of the Administrative Agent under the Domestic Loan Documents) in the Capital Stock of such new Subsidiary that is owned directly or indirectly by such Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party; provided that until an Event of Default has occurred, no Loan Party shall be required to deliver any certificates representing any Capital Stock of any Foreign Subsidiary (other than K2M UK Limited) or undated stock powers with respect thereto, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions as are necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest (subject only to (i) Liens permitted pursuant to Section 7.3 of the Domestic Credit Agreement having priority by operation of law over the Liens of the Administrative Agent under the Loan Documents, and (ii) other than with respect to Export-Related Accounts Receivable, Export- Related Inventory, Export-Related General Intangibles and the Proceeds of the foregoing, Liens in favor of the Administrative Agent under the Domestic Loan Documents) in the Collateral described in the Guarantee and Collateral Agreement, with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, in a from reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) At the request of the Administrative Agent, each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, if the Administrative Agent has not received a landlord or mortgagee agreement or bailee letter as of the Closing Date (or, if later, as of the date such location is acquired or leased), the Eligible Foreign Inventory at that location shall, in the Administrative Agent’s discretion, be excluded from the Borrowing Base or be subject to such Reserves as may be established by the Administrative Agent in its reasonable credit judgment. After the Closing Date, no real property or warehouse space shall be leased by any Loan Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date, without the prior written consent of the Administrative Agent (which consent, in the Administrative Agent’s discretion, may be conditioned upon the exclusion from the Borrowing Base of Inventory at that location or the establishment of Reserves acceptable to the Administrative Agent) or unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Loan Party shall pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

6.9 Use of Proceeds. Use the proceeds of each EXIM Extension of Credit only for the purposes specified in Section 4.4.

6.10 Designated Senior Indebtedness. Cause the Loan Documents and all of the Obligations to be deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any Indebtedness of the Loan Parties.

6.11 Further Assurances. Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 7

NEGATIVE COVENANTS

Each of the Loan Parties hereby jointly and severally agrees that, until all EXIM Commitments have been terminated and the principal of and interest on each EXIM Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than inchoate indemnification obligations), none of the Loan Parties shall, nor shall any Loan Party permit any of its respective Subsidiaries to, directly or indirectly:

7.1 Domestic Loan Documents. Violate or otherwise fail to comply with any provisions of the Domestic Loan Documents, which provisions are incorporated into this Agreement.

7.2 Borrower Agreement. Violate or otherwise fail to comply with any provision of the Borrower Agreement, including, without limitation, the negative covenants set forth therein.

7.3 EXIM Guaranty. Take any action, or permit any action to be taken, that causes or, with the passage of time, could reasonably be expected to cause, the EXIM Guaranty to cease to be in full force and effect.

SECTION 8

EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a) the Borrower shall fail to pay any amount of principal of any EXIM Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any amount of interest on any EXIM Loan, or any other amount payable hereunder or under any other Loan Document, the Borrower Agreement or any of the Domestic Loan Documents, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document, the Borrower Agreement or any of the Domestic Loan Documents or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any other Loan Document, the Borrower Agreement or any of the Domestic Loan Documents(i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.3, Section 6.4(c), Section 6.5, Section 6.6, Section 6.7(a), or Section 7 of this Agreement or (ii) an “Event of Default” under and as defined in any Domestic Loan Document or in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement, any other Loan Document, the Borrower Agreement or any of the Domestic Loan Documents(other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 10 days thereafter; or

(e) (i) a UK Insolvency Proceeding is commenced against K2M UK Limited or any other Group Member; (ii) any Group Member shall commence any case, proceeding or other action (a) under the Bankruptcy Code or any other existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (iii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (ii) above that (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iv) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (v) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii) or (iv) above; or (vi) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(g) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(h) the EXIM Guaranty shall cease for any reason to be in full force and effect, or EXIM Bank shall declare the EXIM Guaranty void or revoke any obligations under the EXIM Guaranty.

8.2 Remedies Upon Event of Default.

(a) If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (e) of Section 8.1 with respect to the Borrower, the EXIM Commitments shall immediately terminate automatically and the EXIM Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable,

(ii) if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the EXIM Commitments to be terminated forthwith, whereupon the EXIM Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the EXIM Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) exercise on behalf of itself and the EXIM Lenders all rights and remedies available to it, the EXIM Lenders under the Loan Documents. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower;

(b) Upon the occurrence of an Event of Default, EXIM Bank shall have the right to (i) direct the Administrative Agent to exercise the remedies specified in clause (a) above, and (ii) request that the Administrative Agent accelerate the maturity of any other extensions of credit to the Borrower.

(c) The Administrative Agent has the right to immediately notify EXIM Bank in writing if it has knowledge of any of the following events: (a) any failure to pay any amount due under this Agreement (after giving effect to applicable grace periods, if any); (b) any failure to pay when due any amount payable to the Secured Parties under the Loan Documents owing by the Borrower to the Secured Parties (after giving effect to applicable grace periods, if any); (c) any event described in Section 6.7(b) or 6.7(c). If the Administrative Agent sends such a notice to EXIM Bank, the Administrative Agent also has the right to send EXIM Bank a written report on the status of events covered by such notice every thirty (30) days after the date of the original notification, until such time as the Administrative Agent files a claim with EXIM Bank or the defaults have been waived (but no further EXIM Extensions of Credit shall be made under this Agreement except as approved by EXIM Bank in writing on a case-by-case basis in its sole and absolute discretion). If directed by EXIM Bank, the Administrative Agent will have the right to exercise any rights it may have against the Borrower to demand the immediate repayment of all outstanding Obligations under this Agreement.

8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.10, 2.11 and 2.12) payable to the Administrative Agent in its capacity as such (including interest thereon);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the EXIM Lenders (including reasonable fees, charges and disbursements of counsel to the respective EXIM Lenders and amounts payable under Sections 2.10, 2.11 and 2.12), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the EXIM Loans and other Obligations, ratably among the EXIM Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the EXIM Loans and other Obligations, ratably among the EXIM Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

SECTION 9

THE ADMINISTRATIVE AGENT

9.1 Appointment and Authority.

(a) Each of the EXIM Lenders hereby irrevocably appoints SVB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each of the EXIM Lenders acknowledges and agrees that the Administrative Agent is authorized to enter into the Borrower Agreement on behalf of the EXIM Lenders and that any obligations of the Administrative Agent thereunder are the joint and several obligations of the EXIM Lenders.

(b) The provisions of Section 9 are solely for the benefit of the Administrative Agent and the EXIM Lenders, and neither the Borrower (except as to the limited consent rights in Section 9.9(a)) nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any EXIM Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any EXIM Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c) The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the EXIM Lenders (in their respective capacities as an EXIM Lender) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement and any Subordination Agreements, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the EXIM Lenders, without the necessity of any notice to or further consent from the EXIM Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

9.3 Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a) be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the EXIM Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the EXIM Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an EXIM Loan that by its terms must be fulfilled to the satisfaction of an EXIM Lender, the Administrative Agent may presume that such condition is satisfactory to such EXIM

Lender unless the Administrative Agent shall have received notice to the contrary from such EXIM Lender prior to the making of such EXIM Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any EXIM Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of EXIM Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the EXIM Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of EXIM Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the EXIM Lenders and all future holders of the EXIM Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from an EXIM Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the EXIM Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all EXIM Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the EXIM Lenders.

9.6 Non-Reliance on Administrative Agent and Other EXIM Lenders. Each EXIM Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any EXIM Lender. Each EXIM Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other EXIM Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its EXIM Loans hereunder and enter into this Agreement. Each EXIM Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other EXIM Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates.

Except for notices, reports and other documents expressly required to be furnished to the EXIM Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any EXIM Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7 Indemnification. Each of the EXIM Lenders agrees to indemnify each of the Administrative Agent and each of its Related Parties in its capacity as such (to the extent not reimbursed by Holdings, the Borrower or any other Loan Party and without limiting the obligation of Holdings, the Borrower or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the EXIM Commitments shall have terminated and the EXIM Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the EXIM Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the EXIM Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by Holdings, the Borrower or such other Loan Party; provided that no EXIM Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the EXIM Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as an EXIM Lender as any other EXIM Lender and may exercise the same as though it were not the Administrative Agent and the term “EXIM Lender” or “EXIM Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the EXIM Lenders.

9.9 Successor Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the EXIM Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, to the extent no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the State of New York, or an Affiliate of any such bank with an office in the State of New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective

Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the EXIM Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each EXIM Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

9.10 Collateral and Guaranty Matters. The EXIM Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release or direct the release of any Lien on any Collateral or other property granted to or held by the Administrative Agent or the Security Trustee under any Loan Document (i) upon termination of the EXIM Commitments and payment in full of all Obligations (other than inchoate indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(b) to release or subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is expressly permitted by Section 7.3(c) of the Domestic Credit Agreement; and

(c) to release any Subsidiary which is a Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(d) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

(e) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the EXIM Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any EXIM Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the EXIM Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the EXIM Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the EXIM Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the EXIM Lenders and the Administrative Agent under Sections 2.4 and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each EXIM Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the EXIM Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.4 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any EXIM Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any EXIM Lender to authorize the Administrative Agent to vote in respect of the claim of any EXIM Lender in any such proceeding.

SECTION 10

MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of Section 10.1 of the Domestic Credit Agreement.

(b) In the event that the Borrower requests that this Agreement or any of the other Loan Documents be amended or otherwise modified in a manner which would require the consent of all of the EXIM Lenders and such amendment or other modification is agreed to by the Borrower, the Required Lenders and the Administrative Agent, then, with the consent of the Borrower, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document may be amended without the consent of the EXIM Lender or EXIM Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i) the termination of the EXIM Commitment of each such Minority Lender;

(ii) the assumption of the EXIM Loans and EXIM Commitment of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.14; and

(iii) the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be given in accordance with the terms of Section 10.2 of the Domestic Credit Agreement.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any EXIM Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the EXIM Loans and other extensions of credit hereunder.

10.5 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Facility, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents, the EXIM Guaranty, the Borrower Agreement or any related document, instrument or agreement, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (it being understood that the foregoing shall be deemed to include all fees that the Administrative Agent pays to EXIM Bank in consideration of the issuance of the EXIM Guaranty or otherwise pursuant to the Borrower Agreement or the EXIM Guaranty), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any EXIM Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any EXIM Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement, the other Loan Documents, the EXIM Guaranty, the Borrower Agreement or any related document, instrument or agreement, including its rights under this Section, or (B) in connection with the EXIM Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such EXIM Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each EXIM Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any EXIM Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by EXIM Lenders. To the extent that the Borrower or any other Loan Party pursuant to any other Loan Document for any reason fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each EXIM Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such EXIM Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each EXIM Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such EXIM Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the EXIM Lenders under this paragraph (c) are subject to the provisions of Sections 2.1 and 2.12(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any EXIM Loan, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that party hereto may assign or otherwise transfer (including pursuant to any participation agreement) any of its rights or obligations hereunder except in accordance with Section 10.6 of the Domestic Credit Agreement.

(b) Certain Pledges. Any EXIM Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such EXIM Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such EXIM Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such EXIM Lender as a party hereto.

(c) The Borrower, upon receipt by the Borrower of written notice from the relevant EXIM Lender, agrees to issue EXIM Notes to any EXIM Lender requiring EXIM Notes to facilitate transactions of the type described in Section 10.6.

(d) Each EXIM Lender, upon execution and delivery hereof or upon succeeding to an interest in the EXIM Commitments or EXIM Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the EXIM Commitments and EXIM Loans; and (iii) it will make or invest in its EXIM Commitments and EXIM Loans for its own account in the ordinary course of its business and without a view to distribution of such EXIM Commitments and EXIM Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such EXIM Commitments and EXIM Loans or any interests therein shall at all times remain within its exclusive control).

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular EXIM Lender or to the EXIM Lenders under the Facility, if any EXIM Lender (a “Benefitted Lender”) shall, at any time after the EXIM Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the

Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other EXIM Lender, if any, in respect of the Obligations owing to such other EXIM Lender, such Benefitted Lender shall purchase for cash from the other EXIM Lenders a participating interest in such portion of the Obligations owing to each such other EXIM Lender, or shall provide such other EXIM Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the EXIM Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) obtaining the prior written consent of the Administrative Agent, each EXIM Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to Holdings, the Borrower or any other Loan Party, any such notice being expressly waived by Holdings, the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such EXIM Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of Holdings, the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of Holdings, the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such EXIM Lender or its Affiliates, irrespective of whether or not such EXIM Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Holdings, the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such EXIM Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the EXIM Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each EXIM Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such EXIM Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each EXIM Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such EXIM Lender or its Affiliates may have.

10.8 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any EXIM Lender, or the Administrative Agent or any EXIM Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such EXIM Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each EXIM Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the EXIM Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any EXIM Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the EXIM Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or an EXIM Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Electronic Execution of Assignments.

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof (save in the case of K2M UK Limited where delivery of an executed copy of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed version of this Agreement). A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12 Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the other Loan Parties, the Administrative Agent and the EXIM Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any EXIM Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.13 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.14 Submission to Jurisdiction; Waivers. Each of the Loan Parties hereby irrevocably and unconditionally:

(a) submits to the exclusive jurisdiction of the State and Federal courts in the Southern District of the State of New York; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any EXIM Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such EXIM Lender. Each of the Loan Parties expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each of the Loan Parties hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each of the Loan Parties hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Loan Party at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Loan Party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b) WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(c) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.15 Acknowledgements. Each of the Loan Parties, on behalf of itself and its respective Subsidiaries, hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent nor any EXIM Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and EXIM Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the EXIM Lenders or among the Loan Parties and the EXIM Lenders.

10.16 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each EXIM Lender (without requirement of notice to or consent of any EXIM Lender except as expressly required by Section 10.1) to take any action requested by the Borrower (or to direct the Security Trustee that such action be taken) having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.16(b) below.

(b) At such time as the EXIM Loans and the other Obligations under the Loan Documents (other than inchoate indemnity obligations) shall have been paid in full and the EXIM Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent (or the Security Trustee as the case may be) and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.17 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each EXIM Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, upon the request or demand of any Governmental Authority, in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or if requested or required to do so in connection with any litigation or similar proceeding; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any EXIM Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any EXIM Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.18 Automatic Debits. With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of the Administrative Agent or any EXIM Lender payable by the Borrower hereunder) due and payable to the Administrative Agent or any EXIM Lender under the Loan Documents, the Borrower hereby irrevocably authorizes the Administrative Agent to debit any deposit account of the Borrower maintained with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.18 shall be deemed a set-off.

10.19 Patriot Act. Each EXIM Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the names and addresses and other information that will allow such EXIM Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each of the Loan Parties will, and will cause each of its respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any EXIM Lender to assist the Administrative Agent and the EXIM Lenders in maintaining compliance with the Patriot Act.

10.20 Borrower Agreement; Cross-Collateralization; Cross-Default; Conflicts. Both this Agreement and the Borrower Agreement shall continue in full force and effect, and all rights and remedies under this Agreement and the Borrower Agreement are cumulative. The term “Obligations” as used in this Agreement and in the Borrower Agreement shall include without limitation the obligation to pay when due all loans made pursuant to the Borrower Agreement (the “EXIM Bank Loans”) and all interest thereon and the obligation to pay when due all EXIM Extensions of Credit made pursuant to the terms of this Agreement and all interest thereon. Without limiting the generality of the foregoing, the security interest granted herein covering all “Collateral” as defined in this Agreement and as defined in the Borrower Agreement shall secure all EXIM Bank Loans and all EXIM Extensions of Credit and all interest thereon, and all other Obligations. Any Event of Default under this Agreement shall also constitute an Event of Default under the Borrower Agreement and the Domestic Credit Agreement; any Event of Default under the Domestic Credit Agreement shall also constitute an Event of Default under this Agreement and the Borrower Agreement; and any Event of Default under the Borrower Agreement shall also constitute an Event of Default under this Agreement and the Domestic Credit Agreement. In the event any Secured Party assigns its rights under this Agreement, the Domestic Credit Agreement, the Borrower Agreement, any note evidencing EXIM Bank Loans and/or under any EXIM Note evidencing EXIM Extensions of Credit, to any third party, including, without limitation, EXIM Bank, whether before or after the occurrence of any Event of Default, such Secured Party shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the Borrower Agreement, the Domestic Credit Agreement and/or note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrower. Should any term of this Agreement conflict with any term of the Domestic Credit Agreement or the Borrower Agreement, the more restrictive term in such agreements shall govern.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER: K2M, INC. as the Borrower

By:	/s/ Eric Major
Name:	Eric Major
Title:	President

GUARANTORS: K2M HOLDINGS, INC. as Holdings and as a Guarantor

By:	/s/ Sean Traynor
Name:	Sean Traynor
Title:	President and Treasurer

K2M UK LIMITED as a Guarantor

By:	/s/ Eric Major
Name:	Eric Major
Title:	Director

Signature Page 1 to EXIM Credit Agreement

ADMINISTRATIVE AGENT: SILICON VALLEY BANK, as the Administrative Agent

By:	/s/ Christopher Leary
Name:	Christopher Leary
Title:	Vice President

Signature Page 2 to EXIM Credit Agreement

EXIM LENDERS: SILICON VALLEY BANK, as an EXIM Lender

By:	/s/ Christopher Leary
Name:	Christopher Leary
Title:	Vice President

COMERICA BANK, as an EXIM Lender

By:	/s/ Walter Weston
Name:	Walter Weston
Title:	Vice President

Signature Page 3 to EXIM Credit Agreement